Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-129751, 333-129757, 333-129758, 333-151082, 333-185553; and Form S-3 No. 333-207215) of IHS Inc. of our reports dated January 15, 2016, with respect to the consolidated financial statements of IHS Inc. and the effectiveness of internal control over financial reporting of IHS Inc. included in this Annual Report (Form 10-K) of IHS Inc. for the year ended November 30, 2015.

/s/ Ernst & Young LLP

Denver, Colorado
January 15, 2016